Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated October 29, 2017, as Annex B to, and the reference thereto under the captions “Summary—Opinion of Vistra Energy’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Vistra Energy Board and Its Reasons for the Merger,” “The Merger—Opinion of Vistra Energy’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information Prepared by Vistra Energy” in, the Joint Proxy Statement and Prospectus of Vistra Energy Corp. and Dynegy Inc., which Joint Proxy Statement and Prospectus is part of the Registration Statement on Form S-4 of Vistra Energy Corp. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Todd Guenther
Managing Director—Co-Head of North American Power

New York, New York

December 13, 2017